Exhibit 1A-11A

Consent of Independent Registered Public Accounting Firm

Board of Managers and Sole Member

CERES Coin LLC

We hereby consent to the use in this Offering Circular on Form 1-A of CERES Coin LLC of our report dated May 19, 2020, related to the financial statements of CERES Coin LLC as of December 31, 2019 and 2018 and for the years then ended. Our report on the financial statements includes an explanatory paragraph expressing substantial doubt regarding CERES Coin LLC’s ability to continue as a going concern.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

July 1, 2020